Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 17, 2008, relating to the financial statements of BlackRock Kelso Capital Corporation and the effectiveness of BlackRock Kelso Capital Corporation’s internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Selected Financial Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

New York, New York

October 14, 2008